Exhibit 99.1

The Mosaic Company 101 E. Kennedy Blvd., Suite 2500 Tampa, FL 33602 www.mosaicco.com

For Immediate Release

Media Ben Pratt The Mosaic Company 813-775-4206 benjamin.pratt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 813-775-4214 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND FULL YEAR 2020 RESULTS

TAMPA, FL, February 17, 2021 - The Mosaic Company (NYSE: MOS) reported net income of $666 million and earnings per share (EPS) of $1.75 for full year 2020. Adjusted EBITDA(1) for the year was $1.56 billion and adjusted EPS(1) was $0.85.

The company’s fourth quarter net income was $828 million and EPS was $2.17. Adjusted EBITDA(1) was $508 million in the quarter and adjusted EPS(1) was $0.57. Net income for the year and quarter includes $580 million in discrete tax benefits recognized in the quarter.

Improving fertilizer markets during the second half of 2020 reflected the tightening supply and demand balance in both potash and phosphates. Grower economics improved materially across most geographies, while diminished inventories and limited supply in the U.S. market in particular led to nutrient price improvements during the third and fourth quarters of 2020.

Mosaic realized significant improvements in its cost structure by executing its transformation plans. In total, the company delivered over $300 million in transformation savings in 2020, including $100 million from shifting potash production from the Colonsay mine to the company’s new Esterhazy K3 facility. Potash continues to benefit from the transition from Esterhazy K1 and K2 to K3 as brine management costs decline. In phosphates, the integrated operating center is now functional and is expected to drive additional savings as well as improved safety. The Mosaic Fertilizantes business in Brazil exceeded its $50 million 2020 transformation target by over 100 percent.

“Our actions to optimize our portfolio of assets and invest in efficiencies, along with our reduced inventories and the expected strong global fertilizer demand in 2021, position the company well for 2021”, said President and Chief Executive Officer Joc O’Rourke. "However, in the U.S. market, those strong trends depend in part on the outcome of a pending trade case whose outcome is uncertain."
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

In 2020, Mosaic made important progress:
•Delivered excellent safety results and continued activities to protect our employees and operations from the effects of the pandemic.
•Realized $115 million in transformation benefits in Mosaic Fertilizantes.
•Commissioned the sixth four-rotor miner and produced 1.3 million tonnes of MOP from Esterhazy K3 during the year, and lowered MOP cash costs per tonne, excluding brine management costs, to $56 in 2020, with Belle Plaine cash costs per tonne reaching $48, the lowest in a decade.
•Lowered phosphates cash conversion costs to $62 per tonne and U.S. cash mining costs to $37 per tonne in 2020.
•Lowered phosphates total fixed costs by $50 million.
•Reduced 2020 brine management cash costs to $73 million.
•Realized over 10 percent growth in sales volumes in both Potash and Mosaic Fertilizantes, and delivered record sales of MicroEssentials.

2020 Full-year Summary

Potash*	2020	2019	2018
Sales Volumes million tonnes	9.4	7.8	8.8
MOP Selling Price(2)	$181	$237	$214
Gross Margin (GAAP) per tonne	$50	$79	$68
Adjusted Gross Margin (non-GAAP) per tonne(1)	$58	$83	$69
*Tonnes = finished product tonnes
(2)Average MOP selling price (fob mine)

The Potash segment reported net sales of $2.0 billion in 2020, down slightly from $2.1 billion in 2019, as higher volumes were offset by lower prices. Cash costs of production, excluding brine management costs, fell to $56 per tonne from $65. Brine inflow cash costs were down 28% from 2019 to $73 million. Gross margin per tonne was $50 per tonne, down from $79 per tonne last year, and adjusted gross margin per tonne(1) declined year over year from $83 per tonne to $58 per tonne, as cost improvements only partially offset average realized price declines.

Mosaic remained on track in its development of the K3 project at Esterhazy, which is expected to reach full operational capacity by mid-2022, with brine management costs expected to drop to an immaterial level by the end of 2021.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Mosaic Fertilizantes*	2020	2019	2018
Sales Volumes million tonnes	10.6	9.2	9.1
Brazil MAP Selling Price(3)	$333	$402	$491
Gross Margin (GAAP) per tonne	$40	$31	$42
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)

Favorable crop pricing and foreign currency rates benefited Brazilian grower economics, which drove demand for inputs. The second half of 2020 was marked by strong nutrient pricing, volumes and cost controls, partially offsetting the weaker pricing environment at the start of the year.

Volumes grew 14% over 2019, but this was offset by full year realized prices being down 17%, reflecting weakness in the first and second quarters. Prices recovered during the second half of the year. Net sales for Mosaic Fertilizantes declined from $3.8 billion in 2019 to $3.5 billion in 2020. Gross margin per tonne in the segment rose from $31 per tonne in 2019 to $40 per tonne in 2020, as cost improvements during year and the absence of the costs associated with tailings dam compliance that impacted 2019 results more than offset lower prices.

Phosphates*	2020	2019	2018
Sales Volumes million tonnes	8.5	8.2	8.4
DAP Selling Price(4)	$310	$325	$402
Gross Margin (GAAP) per tonne	$15	$(10)	$69
Adjusted Gross Margin (non-GAAP) per tonne(1)	$16	$(5)	$72
*Tonnes = finished product tonnes
(4)Average DAP Selling Price (fob plant)

A shift in global trade flows as a result of the company's countervailing duty (CVD) petition marked the second half of 2020. In North America, the announced 2021 spring import shipments are very similar to 2020 spring imports in terms of overall volume, indicating the expected shift in phosphate trade flows is well under way. In addition, outside the United States, phosphate inventories were depleted at the same time that global crop prices climbed, driving demand for inputs in major agriculture regions. For the full year, average realized prices were down, predominantly due to first half weakness. Prices ended the year up substantially from the prior year due to factors noted above.

Net sales in Phosphates fell from $3.2 billion in 2019 to $3.1 billion in 2020. Sales volumes rose from 8.2 million tonnes in 2019 to 8.5 million tonnes, but this increase was partially offset by the decline in average realized selling price. Despite
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

lower realized prices, gross margin per tonne was $15 in 2020, compared to a loss of $10 per tonne in 2019, and adjusted gross margin per tonne increased to $16 in 2020 from a loss of $5 in 2019, reflecting improved mining and conversion cost performance as well as lower input costs.

MicroEssentials sales volumes in 2020 hit a record 3.1 million tonnes, up from 2.7 million tonnes in 2019. The gross margin premium for MicroEssentials products over MAP remained consistent with prior years at approximately $40 per tonne.
Other
Full-year selling, general and administrative (SG&A) expenses were $372 million in 2020 versus $354 million in 2019, driven by increased investments in transformation initiatives and higher incentive compensation expense.

Mosaic recognized a loss on equity investments of $94 million, including a $97 million loss for the company’s share of the MWSPC joint venture in Saudi Arabia, as a result of less than full operating rates and challenging global phosphate market conditions in the first half of the year.

The reported effective tax rate for 2020 was negative 320 percent, and 17 percent excluding discrete items. Discrete items included the reversal of a tax valuation reserve established with the acquisition of Vale Fertilizantes. The effective rate, excluding discrete items, was driven by the mix of earnings across jurisdictions and benefits related to non-U.S. tax incentives. Cash taxes paid in 2020 were $6 million.

In 2020, net cash provided by operating activities was $1.6 billion and capital expenditures were $1.2 billion

Fourth Quarter 2020 Results
Fertilizer markets strengthened, and global prices continued to move higher. Increasing crop prices globally are incenting growers to maximize yield through nutrient application, and this strong demand is leading to significant declines in both producer and channel inventories in both phosphate and potash. In North America, strong demand, good application seasons, and lower phosphate imports have diminished channel inventories and driven prices higher.

Mosaic’s net sales in the fourth quarter of 2020 were $2.5 billion, compared to $2.1 billion last year, driven by volume growth in all segments and higher prices in phosphates compared to last year’s fourth quarter.

Potash Results*	4Q 2020	3Q 2020	4Q 2019
Sales Volumes million tonnes	2.7	2.3	1.5
MOP Selling Price(2)	$176	$170	$224
Gross Margin (GAAP) per tonne	$45	$48	$61
Adjusted Gross Margin (non-GAAP) per tonne(1)	$51	$56	$76
*Tonnes = finished product tonnes
(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

(2)Average MOP selling price (fob mine)

Net sales in the Potash segment totaled $559 million for the fourth quarter, up from $395 million last year, reflecting an increase in sales volumes, partially offset by lower prices. Gross margin per tonne was $45 per tonne compared to $61 per tonne a year ago due to lower average realized prices and a higher percentage of sales to Canpotex, which have a lower margin.

Potash production for the fourth quarter was 2.1 million tonnes, or 85 percent of operational capacity, up from 63 percent in the prior year quarter.

MOP cash cost of production per tonne in the fourth quarter rose from the third quarter, primarily reflecting a turnaround at Esterhazy K2 and higher incentive plan compensation costs.

Mosaic Fertilizantes Results*	4Q 2020	3Q 2020	4Q 2019
Sales Volumes million tonnes	2.3	3.6	2.2
Brazil MAP Selling Price(3)	$384	$366	$365
Average finished product selling price (destination)	$352	$318	$394
Gross Margin (GAAP) per tonne	$32	$49	$32
*Tonnes = finished product tonnes
(3) Average MAP selling price (Brazil production, delivered price to third party customers)

Net sales in the Mosaic Fertilizantes segment were $823 million for the fourth quarter, down from $864 million in the prior year quarter, as higher volumes were offset by lower average prices. Gross margin was $76 million, or $32 per tonne, compared to $70 million, or $32 per tonne for the same period a year ago, reflecting cost improvements offset by lower average prices and higher turnaround costs in the fourth quarter of 2020.

Phosphates Results*	4Q 2020	3Q 2020	4Q 2019
Sales Volumes million tonnes	2.3	2.1	2.0
DAP Selling Price(4)	$363	$307	$266
Gross Margin (GAAP) per tonne	$73	$11	$(52)
Adjusted Gross Margin (non-GAAP) per tonne(1)	$73	$11	$(45)
*Tonnes = finished product tonnes
(4)Average DAP Selling Price (fob plant)

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Net sales in the Phosphates segment were $990 million for the fourth quarter, up from $698 million in the prior year quarter, driven by higher prices and volumes. Gross margin per tonne in the fourth quarter was $73 per tonne. The year-over-year improvement was primarily driven by higher realized prices in the United States and globally, the elimination of the pricing discount previously seen in the United States, and lower raw material costs.

Mosaic’s North American finished phosphate production was 2.1 million tonnes, or 86 percent of operational capacity, compared to 1.9 million tonnes, or 79 percent of operational capacity, during the fourth quarter of 2019.

Other
Selling, general and administrative (SG&A) expenses were $111 million for the fourth quarter, up from $105 million last year, as a result of increased investment in transformation initiatives and higher incentive compensation expense. Other Operating Expense was $6 million.

The reported effective tax rate during the fourth quarter of 2020 was negative 134 percent and 28 percent excluding discrete items. The provision for income taxes in the fourth quarter included a cost of $39 million related to the decrease in the full-year effective tax rate to 17% excluding discrete items. In 2021, cash taxes are expected to be approximately $150 million, and the effective tax rate, excluding discrete items, in the low-20 percent range, both dependent upon earnings levels and geographic mix.

Cash flow provided by operating activities in the fourth quarter of 2020 was $238 million compared to $278 million in the prior year period. The prior year period included approximately $120 million cash flow from a decrease in working capital, primarily from the liquidation of inventory. The current year period began and ended with minimal inventory levels, and included an increase in working capital primarily from an increase in receivables as a result of strong volumes and higher prices. Capital expenditures totaled $385 million in the quarter.

2021 Market Outlook
Improving market dynamics in the second half of 2020 are expected to continue through 2021. Global demand for grains and oilseeds remains high and farm economics remain robust. As a result, we expect strong global fertilizer demand in 2021. This strong demand has driven rapid price increases in the United States and globally, which are normally realized in our earnings after an average lag of 45 to 60 days.

Phosphate demand is strong globally, and producer and channel inventories remain well below normal ahead of the North American application season. While Chinese phosphate exports continue to be a key consideration, declines in 2020 are expected to hold into 2021, as strong domestic demand and recent industry restructuring limit supplies available for export. In phosphates, the company expects to realize a $40 to $50 per tonne improvement in average realized prices in the first quarter over the fourth quarter, and expects global supply and demand balance to remain tight through the year.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

In potash, favorable grower economics have led to strong demand in globally, which is expected to continue through 2021. The company expects to realize a $20 to $25 per tonne improvement in average realized prices in the first quarter over the fourth quarter of 2020, and benefit throughout 2021 from improving pricing globally.
2021 Expectations and Key Assumptions
The Company provides the following modeling assumptions for the full year 2021:

Estimated reconciling items EBITDA to EPS	Full Year 2021
Depreciation, Depletion & Amortization	$910 - $920 million
Net Interest Expense	$180 - $190 million
Non-notable adjustments	$80 - $90 million
Effective tax rate*	Mid 20’s %
*The Company expects cash taxes for the full year 2021 to be approximately $150 million, dependent upon earnings levels and geographic mix.

Capital Expenditures Expectations	$ in Billions
Sustaining Capital	$0.75-$0.80
Growth Capital	$0.30-$0.35
Total Capital	~$1.10

Sensitivities Table Using 2020 Cost Structure
The Company provided the following sensitivities to price and foreign exchange rates to help investors anticipate the potential impact of movements in these factors.
These sensitivities are based on 2020 adjusted EBITDA of $1.56 billion. The company's price exposure increase is driven by higher sales volumes in 2020 compared to 2019. The company's gross BRL exposure decline is driven by lower relative costs from transformation and cost management initiatives. The company hedges approximately 50 percent of its Brazilian real exposures over time.

Sensitivity	Full year adj. EBITDA impact(1)	2020 Actual
Average MOP Price / tonne (fob mine)(3)	$10/mt price change = $65 million (2)	$181
Average DAP Price / tonne (fob plant)(3)	$10/mt price change = $105 million	$310
Average BRL / USD	0.10 change, unhedged = $13 million(4)	5.15
(1) See “Non-GAAP Financial Measures” for additional information and reconciliation.
(2) Includes impact of Canadian Resource Tax
(3) Approximately 20% of DAP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.; approximately 5% of the MOP price sensitivity impact is expected to be in the Mosaic Fertilizantes segment.
(4) The company hedged about 50 percent of the annual sensitivity. Over longer periods of time, inflation is expected to offset a portion of currency benefits.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

About The Mosaic Company
The Mosaic Company is one of the world's leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single-source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Thursday, February 18, 2021, at 11:00 a.m. Eastern Time to discuss fourth quarter 2020 earnings results. A simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include, but are not limited to: the economic impact and operating impacts of the Covid-19 pandemic, the potential drop in oil demand / production and its impact on the availability and price of sulfur, political and economic instability in Brazil or changes in government policy in Brazil, such as higher costs associated with the new mining rules or the implementation of new freight tables; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; the effect of future product innovations or development of new technologies on demand for our products; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which Mosaic participates, including the performance of the Wa’ad Al Shamal Phosphate Company (also known as MWSPC), the timely development and commencement of operations of production facilities in the Kingdom of Saudi Arabia, and the future success of current plans for MWSPC and any future changes in those plans; the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine, which is operated by an entity in which we are the majority owner; difficulties with realization of the benefits of our long term natural gas based pricing ammonia supply agreement with CF Industries, Inc., including the risk that the cost savings initially anticipated from the agreement may not be fully realized over its term or that the price of natural gas or ammonia during the term are at levels at which the pricing is disadvantageous to Mosaic; customer defaults; the effects of Mosaic’s decisions to exit business operations or locations; changes in government policy; changes in environmental and other governmental regulation, including expansion of the types and extent of water resources regulated under federal law, carbon taxes or other greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or efforts to reduce the flow of excess nutrients into the Mississippi River basin, the Gulf of Mexico or elsewhere; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of Mosaic’s processes for managing its strategic priorities; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin, the Gulf Coast of the United States, Canada or Brazil, and including potential hurricanes, excess heat, cold, snow, rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, or the costs of the MWSPC; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events, sinkholes or releases of hazardous or volatile chemicals; and risks associated with cyber security, including reputational loss; as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements. The Company does not undertake any duty to publicly update any forward-looking statements.
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(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

Non-GAAP Financial Measures
This press release includes the presentation and discussion of non-GAAP diluted net earnings per share guidance, or adjusted EPS, non-GAAP gross margin per tonne, or adjusted gross margin per tonne, and non-GAAP adjusted EBITDA, referred to as non-GAAP financial measures.  Generally, a non-GAAP financial measure is a supplemental numerical measure of a company's performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles, or GAAP. Non-GAAP financial measures should not be considered as substitutes for, or superior to, measures of financial performance prepared in accordance with GAAP. In addition, because non-GAAP measures are not determined in accordance with GAAP, they are thus susceptible to varying interpretations and calculations and may not be comparable to other similarly titled measures of other companies. Adjusted metrics, including adjusted EPS, adjusted gross margin, and adjusted EBITDA are calculated by excluding the impact of notable items from the GAAP measure. Notable items impact on gross margin and EBITDA is pretax.  Notable items impact on diluted net earnings per share is calculated as the notable item amount plus income tax effect, based on expected annual effective tax rate, divided by diluted weighted average shares. Management believes that these adjusted measures provide securities analysts, investors, management and others with useful supplemental information regarding our performance by excluding certain items that may not be indicative of, or are unrelated to, our core operating results. Management utilizes these adjusted measures in analyzing and assessing Mosaic’s overall performance and financial trends, for financial and operating decision-making, and to forecast and plan for future periods. These adjusted measures also assist our management in comparing our and our competitors' operating results. We are not providing forward looking guidance for U.S. GAAP reported diluted net earnings per share, gross margin per tonne, or a quantitative reconciliation of forward-looking adjusted EPS, adjusted gross margin and adjusted EBITDA because we are unable to predict with reasonable certainty our notable items without unreasonable effort. Historically, our notable items have included, but are not limited to, foreign currency transaction gain or loss, unrealized gain or loss on derivatives, acquisition-related fees, discrete tax items, contingencies and certain other gains or losses. These items are uncertain, depend on various factors, and could have a material impact on U.S. GAAP reported results for the guidance period.  Reconciliations for Non-GAAP financial measures contained in this press release are found below. Reconciliations for current and historical periods beginning with the quarter ended March 31, 2019 for consolidated adjusted EPS and adjusted EBITDA, as well as segment adjusted EBITDA and adjusted gross margin per tonne are provided in the Selected Calendar Quarter Financial Information performance data for the related periods.  This information is being furnished under Exhibit 99.2 of the Form 8-K and available on our website at www.mosaicco.com in the “Financial Information - Quarterly Earnings” section under the “Investors” tab.

(1)See “Non-GAAP Financial Measures” for additional information and reconciliation.

For the three months ended December 31, 2020, the Company reported the following notable items which, combined, positively impacted earnings per share by $1.60:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$110	$(26)	$0.22
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	39	(9)	0.08
Pre-acquisition contingencies	Mosaic Fertilizantes	Other operating income (expense)	8	(2)	0.02
Accelerated depreciation	Potash	Cost of goods sold	(16)	4	(0.03)
Closed and indefinitely idled facility costs	Phosphates	Other operating income (expense)	(10)	2	(0.03)
Closed and indefinitely idled facility costs	Potash	Other operating income (expense)	(7)	2	(0.01)
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	580	1.52
ARO adjustment	Phosphates	Other operating income (expense)	(5)	1	(0.01)
Tax Rate Adjustment	Consolidated	(Provision for) benefit from income taxes	—	(59)	(0.15)
ARO Adjustment	Potash	Other operating income (expense)	(3)	1	(0.01)
Total Notable Items			$116	$494	$1.60

For the three months ended December 31, 2019, the Company reported the following notable items which, combined, negatively impacted earnings per share by $2.14:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Foreign currency transaction gain (loss)	Consolidated	Foreign currency transaction gain (loss)	$31	$(18)	$0.03
Unrealized gain (loss) on derivatives	Corporate and Other	Cost of goods sold	15	(9)	0.01
Louisiana gypstack costs	Phosphates	Cost of goods sold	(2)	1	—
Plant City closure costs	Phosphates	Impairment, restructuring and other (expense)	13	—	0.03
ARO adjustment	Phosphates	Other operating income (expense)	1	(1)	—
Discrete tax items	Consolidated	(Provision for) benefit from income taxes	—	(41)	(0.11)
Accelerated depreciation	Potash	Cost of goods sold	(22)	17	(0.01)
ARO adjustment	Potash	Other operating income (expense)	(3)	2	—
Asset write-off	Mosaic Fertilizantes	Other operating income (expense)	(4)	3	—
Goodwill impairment	Phosphates	Impairment, restructuring and other (expense)	(589)	80	(1.34)
Inventory lower of cost or market	Phosphates	Cost of goods sold	(14)	9	(0.01)
Legal contingencies	Mosaic Fertilizantes	Other operating income (expense)	(31)	19	(0.03)
Colonsay write-off	Potash	Impairment, restructuring and other (expense)	(530)	263	(0.71)
Total Notable Items			$(1,135)	$325	$(2.14)

Condensed Consolidated Statements of Earnings
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
Net sales	$2,457.4	$2,076.3	$8,681.7	$8,906.3
Cost of goods sold	2,046.0	1,995.6	7,616.8	8,009.0
Gross margin	411.4	80.7	1,064.9	897.3
Selling, general and administrative expenses	110.9	104.3	371.5	354.1
Impairment, restructuring and other expenses	—	1,108.3	—	1,462.1
Other operating expenses	5.7	62.7	280.5	176.0
Operating earnings (loss)	294.8	(1,194.6)	412.9	(1,094.9)
Interest expense, net	(47.2)	(46.7)	(180.6)	(182.9)
Foreign currency transaction (loss) gain	110.0	30.6	(64.3)	20.2
Other income (expense)	1.3	(3.4)	12.9	1.5
Earnings (loss) from consolidated companies before income taxes	358.9	(1,214.1)	180.9	(1,256.1)
(Benefit from) provision for income taxes	(480.9)	(288.8)	(578.5)	(224.7)
Earnings (loss) from consolidated companies	839.8	(925.3)	759.4	(1,031.4)
Equity in net (loss) of nonconsolidated companies	(11.5)	(25.1)	(93.8)	(59.4)
Net earnings (loss) including noncontrolling interests	828.3	(950.4)	665.6	(1,090.8)
Less: Net (loss) attributable to noncontrolling interests	0.4	(29.4)	(0.5)	(23.4)
Net earnings (loss) attributable to Mosaic	$827.9	$(921.0)	$666.1	$(1,067.4)
Diluted net earnings (loss) per share attributable to Mosaic	$2.17	$(2.43)	$1.75	$(2.78)
Diluted weighted average number of shares outstanding	382.3	378.8	381.3	383.8

Condensed Consolidated Balance Sheets
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31, 2020	December 31, 2019
Assets
Current assets:
Cash and cash equivalents	$574.0	$519.1
Receivables, net	881.1	803.9
Inventories	1,739.2	2,076.4
Other current assets	326.9	318.8
Total current assets	3,521.2	3,718.2
Property, plant and equipment, net	11,854.3	11,690.0
Investments in nonconsolidated companies	673.1	763.6
Goodwill	1,173.0	1,156.9
Deferred income taxes	1,179.4	515.4
Other assets	1,388.8	1,454.4
Total assets	$19,789.8	$19,298.5
Liabilities and Equity
Current liabilities:
Short-term debt	$0.1	$41.6
Current maturities of long-term debt	504.2	47.2
Structured accounts payable arrangements	640.0	740.6
Accounts payable	769.1	680.4
Accrued liabilities	1,233.1	1,081.9
Total current liabilities	3,146.5	2,591.7
Long-term debt, less current maturities	4,073.8	4,525.5
Deferred income taxes	1,060.8	1,040.7
Other noncurrent liabilities	1,753.5	1,773.0
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2020 and 2019	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 389,974,041 shares issued and 379,091,544 shares outstanding as of December 31, 2020, 389,646,939 shares issued and 378,764,442 shares outstanding as of December 31, 2019	3.8	3.8
Capital in excess of par value	872.8	858.4
Retained earnings	10,511.0	9,921.5
Accumulated other comprehensive loss	(1,806.2)	(1,598.2)
Total Mosaic stockholders’ equity	9,581.4	9,185.5
Non-controlling interests	173.8	182.1
Total equity	9,755.2	9,367.6
Total liabilities and equity	$19,789.8	$19,298.5

 Condensed Consolidated Statements of Cash Flows
(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
Cash Flows from Operating Activities:
Net cash provided by operating activities	$238.4	$277.6	$1,582.6	$1,095.4
Cash Flows from Investing Activities:
Capital expenditures	(384.8)	(341.1)	(1,170.6)	(1,272.2)
Purchases of available-for-sale securities - restricted	(119.5)	(73.3)	(618.7)	(557.6)
Proceeds from sale of available-for-sale securities - restricted	117.7	65.0	607.2	533.2
Proceeds from sale of assets	—	4.0	—	4.0
Acquisition, net of cash acquired	—	—	—	(55.1)
Purchases of held-to-maturity securities	(5.4)	(0.9)	(6.1)	(15.4)
Proceeds from sale of held-to-maturity securities	—	—	1.7	2.3
Other	(2.8)	(0.5)	(3.0)	(0.1)
Net cash used in investing activities	(394.8)	(346.8)	(1,189.5)	(1,360.9)
Cash Flows from Financing Activities:
Payments of short-term debt	(209.8)	(112.5)	(1,542.5)	(554.2)
Proceeds from issuance of short-term debt	3.8	69.7	1,521.1	591.0
Payments of structured accounts payable arrangements	(308.2)	(214.6)	(1,156.2)	(977.1)
Proceeds from structured accounts payable arrangements	316.4	259.0	1,037.4	1,124.2
Payments of long-term debt	(16.0)	(15.4)	(66.9)	(48.3)
Proceeds from issuance of long-term debt	—	—	4.7	—
Repurchases of stock	—	(32.8)	—	(149.9)
Cash dividends paid	(19.0)	(19.0)	(75.8)	(67.2)
Other	(0.1)	(0.3)	(5.6)	(0.7)
Net cash used in financing activities	(232.9)	(65.9)	(283.8)	(82.2)
Effect of exchange rate changes on cash	38.6	8.9	(47.2)	9.0
Net change in cash, cash equivalents and restricted cash	(350.7)	(126.2)	62.1	(338.7)
Cash, cash equivalents and restricted cash—beginning of year	945.1	658.5	532.3	871.0
Cash, cash equivalents and restricted cash—end of year	$594.4	$532.3	$594.4	$532.3

	Years ended December 31,
	2020	2019

Reconciliation of cash, cash equivalents and restricted cash reported within the consolidated balance sheets to the consolidated statements of cash flows:
Cash and cash equivalents	$574.0	$519.1
Restricted cash in other current assets	8.1	7.8
Restricted cash in other assets	12.3	5.4
Total cash, cash equivalents and restricted cash shown in the statement of cash flows	$594.4	$532.3

Earnings Per Share Calculation

	Three months ended December 31,		Years ended December 31,
	2020	2019	2020	2019
Net earnings (loss) attributed to Mosaic	$827.9	$(921.0)	$666.1	$(1,067.4)
Basic weighted average number of shares outstanding	379.1	378.8	379.0	383.8
Dilutive impact of share-based awards	3.2	—	2.3	—
Diluted weighted average number of shares outstanding	382.3	378.8	381.3	383.8
Basic net earnings (loss) per share	$2.18	$(2.43)	$1.76	$(2.78)
Diluted net earnings (loss) per share	$2.17	$(2.43)	$1.75	$(2.78)

Notable items impact on earnings per share	$(1.60)	$2.14	$(0.90)	$2.94
Adjusted earnings per share	$0.57	$(0.29)	$0.85	$0.16

Reconciliation of Non-GAAP Financial Measures

Consolidated Earnings (in millions)	Three months ended December 31,	Years ended December 31,
	2020	2020
Consolidated net (loss) earnings attributable to Mosaic	$828	$666
Less: Consolidated interest expense, net	(47)	(180)
Plus: Consolidated depreciation, depletion and amortization	208	846
Plus: Accretion expense	15	66
Plus: Share-based compensation expense	12	17
Plus: Consolidated provision for (benefit from) income taxes	(480)	(578)
Less: Equity in net earnings (loss) of nonconsolidated companies, net of dividends	(12)	(94)
Plus: Notable items not included above	(134)	272
Adjusted EBITDA	$508	$1,563

	Three months ended
Potash Earnings (in millions)	December 31,	September 30,	December 31,
	2020	2020	2019
Gross Margin	$120	$108	$92
Notable items in gross margin	$16	$19	$22
Adjusted gross margin	$136	$127	$114

Gross margin / tonne	$45	$48	$61
Notable items in gross margin / tonne	$6	$8	$15
Adjusted gross margin / tonne	$51	$56	$76

	Years ended
Potash Earnings (in millions)	December 31,
	2020	2019	2018
Gross Margin	$468	$617	$598
Notable items in gross margin	$79	$34	$9
Adjusted gross margin	$547	$651	$607

Gross margin / tonne	$50	$79	$68
Notable items in gross margin / tonne	$8	$4	$1
Adjusted gross margin / tonne	$58	$83	$69

Reconciliation of Non-GAAP Financial Measures

	Three months ended
Phosphates Earnings (in millions)	December 31,	September 30,	December 31,
	2020	2020	2019
Gross Margin	$169	$22	$(106)
Notable items in gross margin	$—	$—	$16
Adjusted gross margin	$169	$22	$(90)

Gross margin / tonne	$73	$11	$(52)
Notable items in gross margin / tonne	$—	$—	$7
Adjusted gross margin / tonne	$73	$11	$(45)

	Years ended
Phosphates Earnings (in millions)	December 31,
	2020	2019	2018
Gross Margin	$126	$(82)	$582
Notable items in gross margin	$13	$37	$21
Adjusted gross margin	$139	$(45)	$603

Gross margin / tonne	$15	$(10)	$69
Notable items in gross margin / tonne	$1	$6	$3
Adjusted gross margin / tonne	$16	$(4)	$72